AGREEMENT FOR SALE AND PURCHASE
DATED 25 MARCH 2022
BETWEEN

TELENET GROUP HOLDING NV

AS THE SELLER

AND

DB SAF PILLAR HOLDINGS, LLC

AS THE PURCHASER

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY

CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES

CONTENTS
Clause    Page

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Schedule

1. The Company	34
2. The Reorganisation	35
3. Accounts	45
4. Completion Statement	48
Part 1 Preparation of Completion Statement	48
Part 2 Net Debt Table	50
Part 3 Net Working Capital table	51
Part 4 Pro Forma Completion Statement	52
5. Independent Accountants	53
6. Completion	54
Part 1 Purchaser’s Completion Obligations	54
Part 2 Seller’s Completion Obligations	55
7. Form of Resignation Letter	56
8. Master Lease Agreement	58
9. Telenet Transitional Services Agreement	60
10. Seller’s Warranties	62
Part 1 Fundamental Warranties	62
Part 2 Business Warranties	64
11. Purchaser’s Warranties	71
12. Form of press releases	73
13. Interpretation	74

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THIS AGREEMENT is made on 25 March 2022
BETWEEN:
(1)    TELENET GROUP HOLDING NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated and organised under the Laws of Belgium, having its registered office at Liersesteenweg 4, 2800 Mechelen, Belgium, registered with the Crossroads Bank for Enterprises (Kruispuntbank voor Ondernemingen) under number 0477.702.333 (LER Antwerp – division Mechelen) (the Seller); and
(2)    DB SAF PILLAR HOLDINGS, LLC, a Delaware limited liability company incorporated and organised under the Laws of Delaware, having its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808 (the Purchaser).
The Seller and the Purchaser are individually referred to as a Party and collectively as the Parties.
BACKGROUND:
(A)    The Seller, indirectly through its 100% subsidiary Telenet Group NV (Telenet Group NV, hereinafter referred to as Telenet Group), owns as part of its mobile telecommunications operations in Belgium a passive Tower infrastructure business (the Tower Business) that supports its wireless transmission equipment allowing it to exercise its mobile telecommunications operations in Belgium. The Seller intends to: (i) separate certain elements pertaining to its Tower Business, consisting of the Target Assets, the Assumed Liabilities, the Transferring Employee and the Hays TowerCo Service Provision Arrangements, as defined and further specified in Schedule 2 (the Transferring Business) via a partial demerger from Telenet Group into Telenet Newco NV, a limited liability company (naamloze vennootschap) incorporated and organised under the Laws of Belgium, having its registered office at Liersesteenweg 4, 2800 Mechelen, Belgium, and registered with the Crossroads Bank for Enterprises (Kruispuntbank voor Ondernemingen) under number 0783.543.729 (LER Antwerp – division Mechelen) (the Company; and the process by which the Transferring Business is transferred to the Company, the Reorganisation); and (ii) conclude between the Seller’s Group and the Company the MLA and the Telenet TSA.
(B)    The Purchaser (directly or indirectly through another member of the Purchaser’s Group and its/their Representatives) has performed to its satisfaction, with the assistance of its professional advisers, a satisfactory and comprehensive due diligence investigation with respect to the Tower Business and the intended Reorganisation, its operations, assets, liabilities, and legal, tax, financial, technical, environmental, IT, commercial and accounting position and condition of the Tower Business, consisting of analysing, among others, the confidential information memorandum prepared by the Seller and Goldman Sachs, the information Fairly Disclosed in the Data Room and the VDD Reports, as well as having meetings with the Seller, asking written questions to the Seller and receiving answers from the Seller (the Due Diligence Investigation).
(C)    On 14 January 2022, the Purchaser submitted a non-binding offer to acquire the Company and on 23 March 2022, the Purchaser submitted a binding offer to acquire the Company.
(D)    On 2 March 2022, the Purchaser delivered an antitrust analysis by Linklaters LLP, the Purchaser’s antitrust counsel, to the Seller. Based on this analysis, the Purchaser established that the transactions

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contemplated by this Agreement do not require any prior clearance or approval from any competent competition authority.
(E)    On the date hereof, the Purchaser delivered the Financing Commitments to the Seller, which contain irrevocable financing commitments for the benefit of the Purchaser that are sufficient to satisfy the Transaction Uses.
(F)    On the date hereof, as a condition and inducement to the willingness of the Seller to enter into this Agreement, the Purchaser and the W&I Insurer have entered into the Warranty Insurance Policy.
(G)    On the terms and subject to the conditions set out in this Agreement, the Seller wishes to sell and the Purchaser wishes to purchase 100% of the shares (the Shares) issued by the Company at Completion (the Transaction).
(H)    This Agreement and the other Transaction Documents are the outcome of thorough negotiations between the Parties, all assisted by professional advisers. This Agreement, together with the other Transaction Documents, reflects all elements which the Parties deem important and have agreed on pursuant to such negotiations. The Parties acknowledge and agree that the present Agreement, together with the other Transaction Documents, reflects a fair and appropriate balance between the rights and obligations of the different Parties.
IT IS AGREED as follows:
1.    INTERPRETATION
1.1    In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 14 apply throughout this Agreement, unless the contrary intention appears.
1.2    The Schedules form part of this Agreement.
2.    SALE AND PURCHASE
2.1    The Seller hereby sells and the Purchaser hereby purchases the Shares on the terms and subject to the conditions of this Agreement, free from all Encumbrances.
2.2    The ownership of the Shares will be transferred from the Seller to the Purchaser on Completion against payment of the Initial Purchase Price by the Purchaser to the Seller on Completion on the terms and subject to the conditions of this Agreement.
2.3    The sale and purchase of the Shares contemplated under this Agreement are indivisible and shall be valid only if they apply to all of the Shares. No partial enforcement of this Agreement shall be allowed.
2.4    The sale and transfer of the Shares shall include all rights and obligations attaching to the Shares as of Completion, including the right to receive dividends or other distributions, including profits which have not yet been distributed on or prior to the Completion Date.

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3.    REORGANISATION
3.1    Prior to or on the Long Stop Date, the Seller shall, in good faith, cause the Reorganisation to be completed, and shall take all necessary steps required of it to implement the Reorganisation, in accordance with the provisions set out in Schedule 2, Schedule 4 and the Tax Ruling.
3.2    For the purposes of this Agreement, the Reorganisation shall be deemed completed as from execution of the Partial Demerger Deed before the Notary.
4.    CONSIDERATION
4.1    Initial Purchase Price
(a)    The initial purchase price for the sale of the Shares is EUR 731,640,000 (the Initial Purchase Price), which will be subject to adjustment as provided for in this Clause 4 (after such adjustment, the Final Purchase Price).
(b)    The Initial Purchase Price has been agreed based on the assumption that:
(i)    the Actual Net Debt at Completion will be equal to the Target Net Debt;
(ii)    the Actual Working Capital at Completion will be equal to the Target Working Capital; and
(iii)    the Actual Completion Towercount will be equal to the Reference Towercount.
(c)    The Initial Purchase Price shall be payable on the Completion Date by the Purchaser to the Seller in accordance with Clauses 7 and 17.
4.2    Adjustment to the Initial Purchase Price
(a)    If the Completion Towercount exceeds the Reference Towercount, then the Initial Purchase Price shall be increased on the Completion Date with the result of the following formula:
[Completion Towercount – Reference Towercount] x Tower Reference Amount (the result being the Completion Towercount Adjustment).
(b)    The Seller shall prepare and deliver to the Purchaser, not less than eight (8) Business Days prior to Completion, the Seller’s good faith estimate of the Completion Towercount Adjustment (together with a list of all New Sites).
(c)    The Completion Towercount Adjustment shall be payable on the Completion Date by the Purchaser to the Seller in accordance with Clauses 7 and 17.
4.3    Further adjustment to the Initial Purchase Price
(a)    To enable the Actual Net Debt, the Actual Working Capital and the Actual Completion Towercount to be ascertained, the Seller shall prepare in good faith and deliver to the Purchaser, no later than sixty (60) Business Days after the Completion Date, a draft

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completion statement prepared in accordance with the provisions of Schedule 5 (the Draft Completion Statement).
(b)    After finalisation of the Final Completion Statement in accordance with Schedule 5, the Initial Purchase Price, as adjusted in accordance with Clause 4.2 (the Adjusted Initial Purchase Price), will be further adjusted such that if:
(i)    the Actual Net Debt exceeds the Target Net Debt, the Adjusted Initial Purchase Price will be reduced by the amount of the difference;
(ii)    the Actual Net Debt is less than the Target Net Debt, the Adjusted Initial Purchase Price will be increased by the amount of the difference;
(iii)    the Actual Working Capital is less than the Target Working Capital, the Adjusted Initial Purchase Price will be reduced by the amount of the difference;
(iv)    the Actual Working Capital exceeds the Target Working Capital, the Adjusted Initial Purchase Price will be increased by the amount of the difference; and
(v)    if the Actual Completion Towercount exceeds the Completion Towercount, the Adjusted Initial Purchase Price will be increased by the amount of the difference multiplied by Tower Reference Amount.
(c)    If as a result of an adjustment in accordance with Clause 4.3(b):
(i)    the amount of the Initial Purchase Price is increased, the Purchaser shall make a payment to the Seller of a sum equal to that increase; or
(ii)    the amount of the Initial Purchase Price is reduced, the Seller shall make a payment to the Purchaser of a sum equal to that reduction.
(d)    Any such payment shall be made in accordance with Clause 17 within eight (8) Business Days following the day on which the adjustments to the Initial Purchase Price have been finally determined, pursuant to the provisions of Schedule 5.
5.    CONDITIONS PRECEDENT
5.1    The Transaction is conditional on the completion of the Reorganisation as set forth in Clause 3.1 (the Reorganisation Condition).
5.2    The Seller must procure that the Reorganisation Condition is satisfied as soon as reasonably practicable following the date of this Agreement and in any event on or before the Long Stop Date. If the Reorganisation Condition is not satisfied on or before the Long Stop Date, the Purchaser shall have the right (in addition to and without prejudice to all other rights and remedies available to it), by giving written notice to the Seller to (i) extend the Long Stop Date for such period as it determines in its discretion (such period not to exceed ninety (90) days) or (ii) terminate this Agreement.
5.3    In case of termination of this Agreement pursuant to Clause 5.2:

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(a)    except for this Clause 5.3, Clauses 1, 15, 16, 18, 19, 20, 21, 22, 23, 24, 26 and 27 and the provisions of Schedule 14, all provisions of this Agreement shall lapse and cease to have effect; but
(b)    neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities in respect of damages for non-performance of obligations under this Agreement falling due for performance prior to such lapse and cessation.
5.4    Notwithstanding article 1179 of the (former) Belgian Civil Code, the satisfaction of the Reorganisation Condition shall have no retroactive effect.
5.5    As soon as possible and no later than within two (2) Business Days of the Reorganisation Condition being satisfied, the Seller will notify the Purchaser of such fact in writing. If the Seller becomes aware of the fact that the Reorganisation Condition will not be satisfied before the Long Stop Date, then it will notify the Purchaser within two (2) Business Days of it becoming aware of such fact.
6.    PRE-COMPLETION COVENANTS
6.1    Seller’s obligations in relation to access to the Transferring Business
(a)    In the period between the date of this Agreement and Completion, the Seller shall, subject to the provisions of the NDA and to the extent: (x) reasonably possible; (y) not jeopardising client-attorney or other legal privilege; and (z) not prohibited by applicable Laws (including competition Laws and applicable stock exchange rules), at the Purchaser’s sole expense:
(i)    provide the Purchaser and its Representatives such reasonable access to the directors/managers of the Transferring Business and to the books and records relating to the Transferring Business and, at such times during normal business hours on any Business Day, under the supervision of any Representative of the Seller, and in such a manner as not to unreasonably interfere with the normal operations of any relevant member of the Seller’s Group and/or the Company, as the Purchaser may reasonably request in writing specifying the purpose of the request and the nature of the access requested;
(ii)    provide such information regarding the Transferring Business as the Purchaser may reasonably request in writing specifying the purpose of the request and the nature of the information requested; and
(iii)    provide such information, and commercially reasonable assistance and cooperation, as the Purchaser may reasonably request in connection with the implementation of the Acquisition Financing, provided that (a) this Clause 6.1(a)(iii) may in no event result in an increase of the Seller’s liability under this Agreement, (b) the Purchaser shall indemnify the Seller and any relevant member of the Seller’s Group for any Loss suffered or incurred as a result of any actions taken by the Seller upon request by the Purchaser pursuant to this Clause 6.1(a)(iii) and (c) the Purchaser shall reimburse the Seller and any member of the Seller’s Group for all reasonable external costs incurred in complying with any request from the Purchaser pursuant to this Clause 6.1(a)(iii).

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(b)    Notwithstanding Clause 6.1(a), before Completion, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), no member of the Purchaser’s Group, nor any of their Representatives, shall contact any employees of, suppliers (including landlords) to, or customers of any member of the Seller’s Group in connection with or with respect to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, or to otherwise discuss the business or operations of the Tower Business.
6.2    Seller’s obligations in relation to the conduct of the Transferring Business
Between the date of this Agreement and Completion, the Seller shall not, and shall cause Telenet Group to not:
(a)    conduct the Transferring Business other than in the ordinary and usual course and consistent with past practice;
(b)    permit the Company to change its accounting procedures, principles or practices (except as required by Law, applicable GAAP or changes in official interpretations thereof, or otherwise applying generally to the Seller, the Company and the other members of the Seller’s Group);
(c)    create or permit the Company to create any Encumbrance (other than a Permitted Encumbrance) in respect of the Shares or any material part of the Transferring Business;
(d)    permit the Company to have its articles of association or other constitutional documents amended;
(e)    permit the Company to issue, convert, sub-divide, cancel, repurchase or redeem any shares or other securities, or grant any options or rights to subscribe for, or convert, any shares or other securities in its capital;
(f)    be, or apply or petition to be, wound-up, liquidated, merged or de-merged or permit the Company to do so;
(g)    approve or permit the Company to approve the contribution or disposal of its business or any of its material assets or property, as a whole or in part;
(h)    permit the Company to acquire an interest in any other company or business, take a participation in any partnership or joint venture, or enter into any new line of business outside of the Transferring Business;
(i)    incur or permit the Company to incur any individual capital expenditure exceeding EUR 75,000;
(j)    incur or permit the Company to incur any Indebtedness in connection with the Transferring Business, excluding for the avoidance of doubt trade credit in the ordinary course of business;

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(k)    (x) make or permit the Company to make any change in the terms and conditions of employment/engagement of the Transferring Employee or the Hays Consultants except for: (i) changes resulting from amendments to applicable collective bargaining agreements or applicable Law; and (ii) changes in the ordinary course of business that are applicable to the employees/service providers of Telenet Group generally; or (y) employ or engage any new employees or consultants of the Transferring Business;
(l)    unilaterally terminate or permit the Company to unilaterally terminate (except for urgent reason (dringende reden) the services or employment agreement of the Transferring Employee or the Hays Consultant(s) (except pursuant to clause 37.2 of the Hays TowerCo Service Provision Arrangements);
(m)    agree to or permit or permit the Company to agree to or permit the institution or settlement of any litigation concerning the Transferring Business where it could result in a payment to or by Telenet Group or the Company of EUR 75,000 or more;
(n)    terminate, or permit the Company to terminate, any of the Site Leases other than the expiry of any Site Lease in the ordinary course of business, or fail to use, or fail to procure that the Company, uses its best efforts to renew any Site Lease on materially the same terms as those in force on the date of this Agreement;
(o)    terminate or materially amend or permit the Company to terminate or materially amend any of the Material Contracts;
(p)    sell, lease (as lessor) or license (as licensor) any Target Assets or any assets of the Tower Business or permit the Company to do so, other than: (i) sales, leases or licences to customers in the ordinary course of business; (ii) sales or other dispositions of obsolete equipment or fixtures; and (iii) sales, leases or licences or other dispositions pursuant to any contract existing on the date of this Agreement that has been provided in the Disclosed Information;
(q)    change the Company’s tax residence; or
(r)    agree, conditionally or otherwise, or resolve to do any of the foregoing, or permit the Company to do so, except:
(i)    if the Seller can demonstrate to the satisfaction of the Purchaser (acting reasonably) that the relevant act undertaken in contravention of clause 6.2(a) to (r) (inclusive) will have no impact on the Transferring Business;
(ii)    with the prior consent of the Purchaser (which shall not be unreasonably delayed, conditioned or withheld and which shall be deemed to be given if no response is received by the Seller within five (5) Business Days following a request from the Seller); or

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(iii)    if already specifically provided for in the business plan of the then running financial year of the Tower Business or for the Company, the existence of which has been specifically identified to the Purchaser in the Disclosed Information; or
(iv)    pursuant to legal or regulatory requirements or a court ruling or if required to be undertaken by any member of the Seller’s Group as a result of events outside their control or emergency situations (including, but not limited to, Covid-19 or any new variants thereof arising between the date of this Agreement and Completion, or any other pandemic); or
(v)    as required by the Transaction Documents (including the Schedules thereto and including for the avoidance of doubt the Reorganisation); or
(vi)    as disclosed in the Disclosed Information.
Furthermore, it is agreed that: (A) in applying and enforcing this Clause 6.2, the Seller and the Purchaser shall act towards each other in accordance with the principles of reasonableness and fairness, giving due consideration to all relevant circumstances; (B) the liability of the Seller arising out of or in connection with any Claim for a breach of this Clause 6.2 shall terminate on the date falling nine (9) months after the Completion Date; and (C) in urgent matters whereby the Transferring Business, the operations or the assets of the Company are immediately threatened, the Seller may not be able to timely request the Purchaser’s consent, or await the Purchaser’s response to such request, if these circumstances require immediate action from the Seller (or its Affiliates), but in such event the Seller shall nevertheless inform the Purchaser of any such situation as soon as reasonably practicable thereafter.
6.3    Obligations of the Purchaser
(a)    Between the date of this Agreement and Completion, the Purchaser:
(i)    shall not (and shall procure that the members of the Purchaser’s Group shall not) take any action, or omit to take any action, that would reasonably be expected to prevent the consummation of the transactions contemplated by or referred to in this Agreement;
(ii)    shall co-operate with the Seller and take such actions as the Seller may reasonably request in connection with the consummation of the transactions contemplated by or referred to in this Agreement;
(iii)    shall execute and deliver such documents, instruments, assignments, conveyances and assurances, provide such information and perform such acts and things as may be reasonably required to carry out the provisions of this Agreement and give full effect to the transactions contemplated thereby; and
(iv)    shall take (or cause to be taken) all such actions to ensure that it has on Completion all necessary funds available to satisfy the Transaction Uses.
(b)    Without prejudice to the generality of Clause 6.3(a), the Purchaser shall:

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(i)    timely comply with its obligations under the Financing Commitments and ensure timely fulfilment of all conditions precedent in such Financing Commitments;
(ii)    fully enforce its rights under such Financing Commitments, including ensuring funding by the relevant counterparties under such Financing Commitments; and
(iii)    use its best efforts to prevent any termination or reduction of available funding, or agree to any change that would adversely affect availability of funding, under such Financing Commitments.
(c)    In no event shall the receipt or availability of any funds or financing by the Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of the Purchaser’s obligations under this Agreement.
(d)    Between the date of this Agreement and Completion, the Purchaser shall take (or cause to be taken) all actions to prevent a breach of any of the Purchaser’s Warranties set out under paragraphs 11 through 14 of Schedule 12.
7.    COMPLETION
7.1    Completion shall take place at the offices of Allen & Overy (Belgium) LLP, on the first Business Day of the month following the month in which the six (6) week statutory waiting period referred to in Article 12:59 BCCA, starting on the date on which the Partial Demerger Proposal was validly deposited with the Clerk’s office of the competent Enterprise Court in the name of Telenet Group and the Company, has lapsed, provided that if such six (6) week statutory waiting period lapses on or after the 20th day of a month, Completion shall take place on the first Business Day of the second calendar month after the month in which the six (6) week statutory waiting period lapses (in each case, not later than the Long Stop Date), or at such other place or on such other date or in such other manner as the Seller and the Purchaser may agree in writing (including, for the avoidance of doubt, electronically) (the Completion Date).
7.2    At Completion:
(a)    the Purchaser shall do or procure to be done the actions set out in Part 1 of Schedule 7 (the Purchaser’s Completion Obligations); and
(b)    the Seller shall do or procure to be done the actions set out in Part 2 of Schedule 7 (the Seller’s Completion Obligations).
7.3    Breach of Completion Obligations
(a)    The effectiveness of each of the Purchaser’s Completion Obligations is conditional upon the fulfilment of all of the Seller’s Completion Obligations and vice versa. For all purposes under this Agreement and each other Transaction Document, upon fulfilment of all of the Completion Obligations, Completion shall be deemed effective as of the Effective Time.
(b)    If the Seller or the Purchaser fails to comply with any of the Seller’s Completion Obligations, or respectively, the Purchaser’s Completion Obligations, then, unless waived by the Seller (in case the Purchaser is defaulting) or the Purchaser (in case the Seller is

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defaulting), all Completion Obligations that have already been fulfilled shall be deemed null and void.
(c)    If Completion does not take place on the Completion Date because either the Seller or the Purchaser fails to comply with its Completion Obligations, the Seller (in case the Purchaser is defaulting) or the Purchaser (in case the Seller is defaulting) shall have the right (in addition to and without prejudice to all other rights and remedies available to it), by giving written notice to the defaulting Party: (i) to effect the Completion so far as practicable taking into account the defaults which have occurred; (ii) to fix a new date for Completion, being the first Business Day of a month and falling not less than eight (8) Business Days after the initial Completion Date (in which case this Clause 7 shall apply to the Completion as so deferred); or (iii) to terminate this Agreement.
7.4    If either the Seller or the Purchaser elects to terminate this Agreement pursuant to Clause 7.3(c):
(a)    except for this Clause 7.4, Clauses 1, 15, 16, 18, 19, 20, 21, 22, 23, 24, 26 and 27 and the provisions of Schedule 14, all provisions of this Agreement shall lapse and cease to have effect; but
(b)    neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities in respect of damages for non-performance of obligations under this Agreement falling due for performance prior to such lapse and cessation.
8.    RELATIONSHIP WITH THE SELLER’S GROUP
8.1    Termination of intercompany balances and cash upstream
(a)    Except for any payables, receivables or other intercompany accounts under any Transaction Document, the Seller shall, and shall cause any member of the Seller’s Group to, at or prior to Completion, eliminate (by way of capital contribution, cash settlement or as otherwise determined by the Seller in its sole discretion) all intercompany balances (whether payables or receivables) between any member of Seller’s Group, on the one hand, and the Company, on the other hand.
(b)    Notwithstanding any other provision of this Agreement, the bank accounts maintained by any member of the Seller’s Group or the Company in connection with the Transferring Business shall between the date of this Agreement and Completion continue to be subject to the express right of the Seller and other members of the Seller’s Group to sweep and distribute cash in their sole discretion.
8.2    Guarantees
(a)    At or prior to Completion, the Purchaser shall: (i) arrange for substitute letters of credit, guarantees and other obligations to replace any outstanding letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) any member of the Seller’s Group or the Company in connection with the Transferring Business (the Seller Guarantees); or (ii) to the extent permitted by Law and the terms thereof, assume all obligations under each Seller

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Guarantee, and obtain from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to the Seller) of all persons liable, directly or indirectly, for reimbursement to the creditor or fulfilment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees.
(b)    To the extent the beneficiary or counterparty under any Seller Guarantees does not accept, or Purchaser is not otherwise able to arrange, any such substitute letter of credit, Purchaser guarantee or other obligation proffered by the Purchaser pursuant to Clause 8.2(a) and the Purchaser is not able to assume or cause to be assumed any such Seller Guarantee in accordance with Clause 8.2(a) by Completion, the Purchaser shall: (i) indemnify, defend and hold harmless the Seller and any other member of the Seller’s Group with obligations under a Seller Guarantee against, and reimburse the Seller and such other member of the Seller’s Group for, all amounts paid, including costs or expenses in connection with such Seller Guarantees, including the Seller’s and any such other member of the Seller’s Group’s expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse the Seller and the other members of the Seller’s Group to the extent any Seller Guarantee is drawn upon and the Seller or any other member of the Seller’s Group makes any payment or is obligated to reimburse the party issuing the Seller Guarantee, save in respect of any fraud by the Seller or any relevant member of the Seller’s Group; and (ii) not without the Seller’s prior written consent, amend in any manner adverse to the Seller or any other member of the Seller’s Group, or extend (or permit the extension of) any Seller Guarantee or any obligation supported by any Seller Guarantee.
(c)    The Seller shall (i) have the right to direct and control the process by which the Parties will approach the beneficiaries or counterparties of the Seller Guarantees and (ii) cooperate with the Purchaser, and the Purchaser shall consult with the Seller, in any approach by the Purchaser to such beneficiaries or counterparties in the period prior to Completion, and the Seller shall, at the request of the Purchaser, take part in all meetings, discussions and communications with beneficiaries or counterparties.
(d)    The Seller shall procure that, prior to or on Completion, the Company is released from all guarantees, indemnities, letters of credit, surety bonds, performance bonds and other financial assurance obligations given by it in respect of any liability or obligation of the Seller or any other member of the Seller’s Group (the Target Guarantees), and pending such release the Seller shall indemnify the Purchaser against all amounts paid and expenses in connection with such Target Guarantees.
8.3    Insurance policies
Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges that: (a) as from Completion, the Transferring Business and the Company shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any insurance policies and programmes (including self-insurance arrangements) maintained by the Seller or any other member of the Seller’s Group; and (b) such insurance policies and programmes will not transfer to the Company (whether as part of the Reorganisation or otherwise). The Purchaser shall procure all contractual and statutorily obligated insurance with respect to the

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Transferring Business and the Company as from Completion. The Purchaser further agrees that, after Completion, it will not, and will not cause any other member of the Purchaser’s Group to, assert, by way of claim, Action or otherwise, any right to any insurance policy of the Seller’s Group or any benefits thereunder.
9.    POST-COMPLETION COVENANTS
9.1    Incorporation liability
The Purchaser shall indemnify and hold harmless any member of the Seller’s Group from and against all Losses in connection with article 7:18, 2° of the BCCA with respect to the Company, arising after Completion.
9.2    Discharge of directors
(a)    The Purchaser shall procure that the unconditional and irrevocable discharge to the directors (bestuurders/gérants or local equivalents) of the Company who hold office at Completion or, as the case may be, held office prior to Completion (together, the Directors) for the performance of their duties as (managing) director up until Completion is confirmed at the next relevant annual shareholders’ meetings or, as the case may be, a meeting of the board of directors or other managing body of the Company.
(b)    The Purchaser shall not, and shall procure that no member of the Purchaser’s Group (including, for the avoidance of doubt, the Company following Completion) shall, bring a claim or initiate legal proceedings against any Director (or its permanent representative) or employee of the Company unless such claim is based on fraud of such Director or employee.
(c)    If legal proceedings are initiated against a Director (or its permanent representative) in relation to the performance of his/her/its duties until Completion by a third party, the Purchaser shall fully and immediately indemnify such Director (and, as the case may be, its permanent representative) against any such proceedings unless such proceedings are based on fraud of such Director. For a period of six (6) years from Completion, the Purchaser must procure that the Company takes all steps required to maintain insurance cover in respect of the Directors of the Company as at Completion on no less favourable terms than the terms of the insurance cover in respect of the directors and officers of the Company in place immediately prior to Completion.
9.3    Second shareholders' meetings with respect to the Partial Demerger
(a)    As the Partial Demerger does not have retroactive effect but will only be effective on the Effective Time, the Seller shall procure that at the latest on the tenth Business Day following the date of the Final Completion Statement:
(i)    a final statement of assets and liabilities of the Transferring Business as at the Effective Time is drawn up, substantially reflecting the allocation of the assets and liabilities of the Transferring Business as set out in the Final Completion Statement (the Final Carve-Out Statement) and shared with the Purchaser; and

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(ii)    a draft of the additional report to be drawn up by Company in the sense of Articles 7:179 jo. 7:197 of the BCCA is provided to the Purchaser on the basis of and consistent with the Final Carve-Out Statement (the Additional Contribution Report).
(b)    The Purchaser shall procure that, at the latest on the fifth Business Day following receipt of the Final Carve-Out Statement and the Additional Contribution Report:
(i)    the board of directors of the Company and an external auditor (bedrijfsrevisor) have drawn up an additional report in the sense of Article 7:179 jo. 7:197 of the BCCA on the basis of and consistent with the Final Carve-Out Statement (the Company Additional Reports); and
(ii)    the second extraordinary shareholders’ meeting as referred to in the fourth decision of the Partial Demerger Deed (the Second Company ESM) is held before the Notary, to acknowledge: (A) the Company Additional Reports; and (B) the final net asset value of the Transferring Business on the basis of the Final Carve-Out Statement. A form of deed in relation to the Second Company ESM is attached hereto as Part 3 of Schedule 4.
(c)    The Seller shall procure that, on the date of the Second Company ESM, a second shareholders’ meeting of Telenet Group is also held, to acknowledge the final net asset value of the Transferring Business on the basis of the Final Carve-Out Statement.
(d)    For the avoidance of doubt, the provisions of this Clause 9.3 do not impact the determination of the Final Purchase Price.
9.4    Preserved information
(a)    The Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, preserve all documents, records, correspondence, accounts and other information related to the Transferring Business and the Company (the Preserved Information) for a period of seven (7) years from the Completion Date or such longer period as prescribed by applicable Laws.
(b)    The Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, allow any member of the Seller’s Group and its Representatives access (in an online environment) to the Preserved Information, including the right to make copies, for the purposes of the filing, reporting, audit, on-going litigation and compliance requirements of the Seller and any other member of the Seller’s Group. In addition, the Purchaser shall procure that the relevant members of the Purchaser’s Group will prepare all filings and accounting input required under applicable policies adopted by the Seller and any other member of the Seller’s Group in accordance with current practice for the relevant time periods up until the last day of the month in which Completion takes place and allow any applicable audit of such information by any member of the Seller’s Group.
(c)    The Purchaser shall disclose to the Seller all materials specifically and reasonably requested by the Seller that relate to the filing, reporting, audit and compliance requirements of the

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Seller or any other member of the Seller’s Group and any Claim and shall, and shall procure that any member of the Purchaser’s Group shall, give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, documents and records, as the Seller and any other member of the Seller’s Group or their Representatives may reasonably request subject to the Seller or such member of the Seller’s Group agreeing in such form as the Purchaser may reasonably require to keep all such information confidential.
9.5    RISS Agreement
(a)    The Purchaser acknowledges and agrees that neither the Company nor any member of the Seller’s Group has or will apply any of the transfer restrictions set forth in article 9 of the RISS Agreement in relation to any of the transactions referred to in this Agreement, in reliance upon and in accordance with the exceptions set forth in article 9.3 of the RISS Agreement.
(b)    As of Completion, the Purchaser shall:
(i)    cause the Company to become, as soon as reasonably practicable, a member of the RISS VZW/ASBL and a party to the RISS Agreement and stay on as RISS VZW/ASBL member and RISS Agreement contract party for a time period of at least the Telenet RISS Guarantee Period (as defined below);
(ii)    cause the Company in its capacity of transferee (Tierce Partie) to comply with the commitments and obligations referred to in article 9.3 of the RISS Agreement that are subject to the guarantee by the Seller’s Group under article 9.3 of the RISS Agreement for the duration of such guarantee (the Telenet RISS Guarantee and the Telenet RISS Guarantee Period); and
(iii)    cause any transferee that acquires any Sites that are subject to the Telenet RISS Guarantee to comply with the provisions of (i) and (ii) above for any remaining duration of the Telenet RISS Guarantee.
(c)    The Purchaser shall on first demand indemnify any member of the Seller’s Group and hold such member of the Seller’s Group harmless against any Loss suffered by any member of the Seller’s Group under the Telenet RISS Guarantee.
9.6    Transitional Services Agreement
The Purchaser acknowledges that: (a) the Company and the Transferring Business currently receive and/or benefit from certain services and benefits of a type general to other businesses and subsidiaries of the Seller’s Group provided by the Seller’s Group; and (b) as of Completion, no member of the Seller’s Group shall have any obligation to provide any such support or other services to any member of the Purchaser’s Group, the Transferring Business and/or the Company, other than pursuant to a transitional services agreement, substantially in the form attached hereto as Schedule 10 (the Telenet TSA).

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9.7    Intellectual Property
The Purchaser acknowledges and agrees that nothing in this Agreement shall operate as an agreement to sell or transfer (nor shall sell or transfer) any right, title or interest in or to, nor constitute any agreement to license or any licence of, any of the Intellectual Property rights of the Seller or the Seller’s Group.
10.    SELLER’S WARRANTIES
10.1    The Seller warrants to the Purchaser that, subject to the provisions of this Agreement and in particular to the provisions of Clause 12, each of the statements set out in Part 1 of Schedule 11 (the Fundamental Warranties) is true and accurate on the date of this Agreement (or at such earlier date as is expressly indicated in such statement) and, unless stated otherwise, on the Completion Date as if they had been repeated on the Completion Date.
10.2    The Seller warrants to the Purchaser that, subject to the provisions of this Agreement and in particular to the provisions of Clause 12, each of the statements set out in Part 2 of Schedule 11 (the Business Warranties) is true and accurate on the date of this Agreement (or at such earlier date as is expressly indicated in such statement) and, unless stated otherwise, on the Completion Date as if they had been repeated on the Completion Date.
10.3    No member of the Seller’s Group, nor any of its Representatives, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, forecasts, expectations, assets or liabilities of the Transferring Business or the Company), except as expressly set forth in this Clause 10.
11.    WARRANTY INSURANCE POLICY
11.1    The Purchaser acknowledges and agrees that:
(a)    its sole recourse of indemnification and recovery of any Loss based upon, arising out of or otherwise in respect of the Seller’s Warranties (excluding the Fundamental Warranties) and the facts and circumstances relating and pertaining thereto shall be the Warranty Insurance Policy, and the Purchaser shall not, and shall not be entitled to, pursue any Action for indemnification, contribution or recovery against the Seller or any member of the Seller’s Group for the recovery of any Loss or otherwise under Clause 12 and the Purchaser hereby waives its right to submit any such Action against the Seller or any member of the Seller’s Group, except where arising from the fraud of the Seller or any member of the Seller’s Group;
(b)    neither the Seller nor any other member of the Seller’s Group shall have responsibility for payment of any premium, deductible or any other costs in relation to the Warranty Insurance Policy;
(c)    neither any failure on the part of the Purchaser’s Group to enter into, or to comply with the terms of, the Warranty Insurance Policy, nor the unavailability of the Warranty Insurance

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Policy or of recourse thereunder for whatever reason, shall create or increase the Seller’s liability pursuant to or in connection with this Agreement beyond the express terms of this Agreement (including, but not limited to, the limitations set out in Clause 12) in any way;
(d)    the Purchaser shall procure that: (i) at, or as promptly as reasonably practicable following, the date of this Agreement, it shall deliver to the Seller evidence that the Warranty Insurance Policy includes an express waiver from the W&I Insurer of any rights of subrogation that it may have against the Seller, any other member of the Seller’s Group or any (former) director or manager of any member of the Seller’s Group or of the Company (except in the case of fraud (bedrog) by the Seller, and then only against the tort feasor(s)); and (ii) such provision in the Warranty Insurance Policy may not be amended or waived without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), which provision shall be included in the Warranty Insurance Policy as a third party beneficiary clause for the benefit of the Seller, any other member of the Seller’s Group, or any (former) director or manager of any member of the Seller’s Group or of the Company. The Seller hereby accepts (solely for its benefit and the benefit of the other members of the relevant Seller’s Group and any (former) director or manager of any member of the Seller’s Group or of the Company) such third party beneficiary clause and the Purchaser will inform the W&I Insurer in writing of such acceptance immediately after signing of this Agreement; and
(e)    it shall not novate or otherwise assign its rights under the Warranty Insurance Policy (or do anything which has a similar effect) or do anything which causes any right under the Warranty Insurance Policy not to have full force or effect.
11.2    If there is any conflict or inconsistency between this Clause and any other provision of this Agreement or any other Transaction Document, this Clause shall prevail.
12.    CLAIMS AND INDEMNIFICATION
12.1    Indemnification
Subject to the limitations set out in this Agreement, the Seller shall indemnify the Purchaser for any Loss incurred by the Purchaser arising from (without duplication): (a) any breach by the Seller of the Seller’s Warranties caused by facts, events or circumstances existing prior to or on the date of this Agreement, and in respect of the Fundamental Warranties, prior to or on the Completion Date; and (b) any Excluded Liability, it being understood that the limitations in Clauses 12.4(a) through 12.4(c) and 12.9 do not apply to such liability for an Excluded Liability.
12.2    Due Diligence Investigation
The Purchaser acknowledges and agrees that, directly or indirectly through another member of the Purchaser’s Group:
(a)    it has performed, with the assistance of its Representatives, the Due Diligence Investigation;
(b)    during the Due Diligence Investigation, it and its Representatives have had sufficient opportunity to request information and documents as deemed proper and necessary for the purpose of entering into this Agreement and it has had (and its Representatives have had)

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sufficient opportunity to review any and all information and documents that were made available to the Purchaser and its Representatives; and
(c)    the Due Diligence Investigation was in a form, scope and substance to the Purchaser’s satisfaction and the Purchaser has raised with the Seller any and all issues which it considered relevant in connection with the transactions contemplated by this Agreement.
12.3    Disclosed Information
All information Fairly Disclosed in the Data Room (the Disclosed Information) shall be deemed disclosed to the Purchaser and shall qualify the Seller’s Warranties as set out in Clause 12.4(a). For the avoidance of doubt, any disclosure made in the Disclosed Information relating to a certain Seller’s Warranty is also deemed to be made against all other Seller’s Warranties.
12.4    Exclusions
Neither the Seller, nor any member of the Seller’s Group, shall be liable in respect of a Claim to the extent the matter or circumstance giving rise to it:
(a)    is Fairly Disclosed in the Disclosed Information; or
(b)    is within the Purchaser’s Knowledge at the date of this Agreement; or
(c)    is set forth in this Agreement or any other Transaction Document; or
(d)    was specifically reflected in the Accounts, the Final Completion Statement (including, without limitation, by way of a specific provision, allowance or reserve, or by way of a specific and identifiable note or statement in a report forming part of the Accounts or the Final Completion Statement), the Final Carve-Out Statement or otherwise taken into account in calculating the Initial Purchase Price of the Final Purchase Price; or
(e)    would not have arisen (or would have been reduced) but for a change in legislation or regulations, or a change in the interpretation or implementation thereof, or a development in case law made after the date of this Agreement (whether relating to Tax, Tax rates or otherwise), or any amendment to or the withdrawal of any business or administrative practice (included any change in practice by Tax Authorities), in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or
(f)    would not have arisen (or would have been reduced) but for any change after Completion: (i) to the tax or corporate structure of the Company; (ii) of the date on which the Company makes up its accounts; or (iii) in the bases, methods, principles or policies of accounting of the Company (including but not limited to valuation methods, provisioning, accounting estimates (or any change thereof) and revenue recognition policies), in each case except where required to comply with applicable Law; or
(g)    would not have arisen (or would have been reduced) but for any act or omission of the Seller or the Company on or before Completion carried out at the written request or with the

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written approval of the Purchaser, or as required by this Agreement, or any act or omission of any member of the Purchaser’s Group after Completion; or
(h)    has been or is made good or is otherwise compensated for in full without cost to any member of the Purchaser’s Group (as the case may be, pursuant to any other Transaction Document); or
(i)    in case of a Tax liability, if any profits or amounts to which the Tax is attributable were actually earned or received by or actually accrued to the Company or to which the Company is entitled but were not reflected in the Accounts; or
(j)    to the extent that the liability pursuant to the relevant Claim is increased, or fails to be reduced, as a result of a failure by the Purchaser or any of its Affiliates, to act in accordance with Clause 12.22.
12.5    Acknowledgements by the Purchaser
The Purchaser acknowledges and agrees that:
(a)    the Seller’s Warranties are the only representations, warranties or other assurances of any kind or nature whatsoever, written or oral, express or implied, given by or on behalf of the Seller or any other member of the Seller’s Group and on which the Purchaser may rely in entering into this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;
(b)    without prejudice to the generality of the foregoing, the Seller and the other members of the Seller’s Group make no representation or warranty as to, and the Purchaser has in entering into this Agreement not relied on, the accuracy of the forecasts, estimates, projections, statements of intent, statements of opinion (including projected business plans, budgets or management analyses relating to the Tower Business and/or the Company, or to the future profitability and financial performance of the Tower Business and/or the Company) provided to, or otherwise available to, the Purchaser, its Affiliates or any of its Representatives;
(c)    whenever a representation or warranty is made specifically concerning a certain matter, such specific matter shall be deemed excluded from the scope of more general representations and warranties dealing with the same subject matter; and
(d)    at the date of this Agreement it is not aware of any matter or thing which is inconsistent with the Seller’s Warranties or constitutes a breach of the Seller’s Warranties.
12.6    Claim Notice
(a)    If a member of the Purchaser’s Group becomes aware of a matter or circumstance which may give rise to a Claim, the Seller shall not be liable in respect of such Claim unless the Purchaser gives notice (the Claim Notice) to the Seller in writing specifying the relevant facts as soon as reasonably practicable, and in any event within twenty (20) Business Days, after it or any other member of the Purchaser’s Group becomes aware of the existence of the Claim, and in any event within the time limit specified in Clause 12.10. The Seller shall not

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be liable for the increase of Losses in respect of a Claim to the extent that the increase results from a failure by the Purchaser to give timely notice as contemplated by this Clause 12.6(a).
(b)    The Claim Notice must include: (i) the provisions of this Agreement on which the Claim is based; (ii) the Purchaser’s estimate of the amount of the Claim and a statement of any Loss suffered; and (iii) all information reasonably available to the Purchaser (whether through the Company, any other member of the Purchaser’s Group or otherwise) and reasonably necessary or desirable for the Seller to receive in the context of the Claim.
12.7    Access
(a)    In connection with any Claim made against the Seller, the Purchaser shall procure that the Company and the members of the Purchaser’s Group shall provide the Seller and its Representatives with access to all information that the Seller may reasonably require to further assess, investigate or challenge the Claim, including (but not limited to):
(i)    access to the Company’s registered office and to any other premises owned or leased by the Purchaser’s Group, upon reasonable advance notice and during normal business hours;
(ii)    meetings with the management of the Company, upon reasonable advance notice and during normal business hours; and
(iii)    information collected by the Company and/or the Purchaser (excluding any commercially sensitive information of the Purchaser’s Group that is not related to the Company or the Tower Business) upon reasonable request by the Seller and made available in a virtual data room that allows remote access to and downloading by the Seller and its Representatives, it being understood that (i) the Seller shall only use such information for this purpose and, except to the extent disclosure is required in the framework of legal or arbitral proceedings, the Seller shall keep such information confidential and (ii) any and all steps taken by a Party (or, in the case of the Purchaser, by any member of the Purchaser’s Group) shall be at the Seller’s expense.
(b)    In general, the Purchaser shall procure that the Seller and its Representatives are allowed to:
(i)    investigate the matters or circumstances, as the Seller (acting reasonably) may deem necessary or desirable to assess, to investigate or challenge the Claim; and
(ii)    examine and copy all relevant contracts, books and records, and other documents and data relating to the matters or circumstances referred to in the Claim, as the Seller and its Representatives may reasonably request, subject to the Seller agreeing to use such information and documents only for the purpose of investigating and defending such Claim and to keep such information and documents confidential.

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12.8    Calculation of Loss
(a)    Any Loss incurred by the Company (after taking into account all possible compensating factors for the Company) shall be regarded as being incurred by the Purchaser in the same amount.
(b)    In particular, but without limitation, there shall be taken into account: (i) the amount by which any Tax, for which the Company is now or in the future accountable or liable to be assessed, is or may be reduced or extinguished as a result of the matter or circumstance giving rise to the relevant Claim, such Tax to be calculated on the basis of rates of Tax prevailing at the time of the Claim; and (ii) the amount by which the Company’s losses carried forward are now or in the future increased, reduced or extinguished as a result of the matter or circumstance giving rise to the relevant Claim; and (iii) the amount which the Company is entitled to claim under any insurance policy (or would have been so entitled had it maintained in force its contractually and statutorily required insurance cover current at Completion) in respect of the matter or circumstance giving rise to a Claim.
(c)    Under no circumstance shall the multiplier or any other ratio that may have been used, directly or indirectly, for calculating the Initial Purchase Price and the Final Purchase Price be taken into account for the calculation of the Losses.
12.9    Financial limits
(a)    The Seller shall not be liable in respect of, and shall disregard for all purposes, any Claim (excluding for breach of the Fundamental Warranties) in respect of which the amount of Losses to which the Purchaser would otherwise be entitled is less than (after all deductions pursuant to this Clause 12) 0.1% of the Final Purchase Price.
(b)    The Seller shall not be liable in respect of any Claim (excluding for breach of the Fundamental Warranties), unless the aggregate amount of Losses to which the Purchaser would otherwise be entitled resulting from any and all Claims (other than Claims disregarded pursuant to Clause 12.9(a)) exceeds (after all deductions pursuant to this Clause 12) 1% of the Final Purchase Price, in which event the Seller shall be liable for all amounts and not the excess over such amount only.
(c)    The maximum aggregate liability of the Seller arising out of or in connection with any Claim for breach of the Seller’s Warranties (excluding the Fundamental Warranties) shall not exceed, in the aggregate, EUR 1.
(d)    Without prejudice to Clause 12.9(c), the maximum aggregate liability of the Seller arising out of or in connection with any Claim shall not exceed, in the aggregate, 100% of the Final Purchase Price.
12.10    Time limits
(a)    The liability of the Seller arising out of or in connection with any Claim for breach of the Seller’s Warranties shall terminate on the Completion Date.

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(b)    Unless expressed otherwise in this Agreement, the liability of the Seller in respect of all Claims under this Agreement shall terminate twelve (12) months after the Completion Date.
12.11    Termination of liability after Claim Notice
The liability of the Seller in respect of any Claim shall in any event terminate if proceedings pursuant to Clause 27 in respect of such Claim have not been commenced within six (6) months after the Claim Notice.
12.12    No double recovery
The Purchaser shall not be entitled to recover Losses, or obtain payment, reimbursement, restitution or indemnity more than once with respect to a matter or circumstance even if that matter or circumstance gives rise to more than one (1) Claim.
12.13    No liability for contingent liabilities
The Seller shall not be liable in respect of any Claim if and to the extent that it relates to a liability which is contingent unless and until the liability ceases to be contingent and becomes an actual liability which is due and payable, provided that this Clause 12.13 shall not operate to avoid or invalidate any Claim that relates to a contingent liability that is notified to the Seller within the deadline referred to in Clause 12.10.
12.14    Reduction in the Purchase Price
Any payment made by the Seller in respect of a Claim shall be deemed to be a reduction in the Final Purchase Price paid by the Purchaser.
12.15    Waiver of set-off
The Purchaser waives any and all rights of set-off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.
12.16    Alternative recovery
(a)    If, before the Seller makes a payment in respect of a Claim, the Company or any member of the Purchaser’s Group becomes or is expected to become entitled to receive a sum from a third party (whether by payment, discount, credit, relief, insurance or otherwise) as a result of the matter or circumstance giving rise to the relevant Claim, then the Purchaser shall diligently take all reasonable steps to recover such sum from such third party before seeking recovery from the Seller in respect of the relevant Claim.
(b)    Without prejudice to the Purchaser’s duty to mitigate any Loss or damage in accordance with Clause 12.22, any sum to which the Company or any member of the Purchaser’s Group concerned shall or could be entitled and actually receives in respect of a Claim, shall be taken into account in calculating the Damages Payment (if any) to be made by the Seller in respect of the relevant Claim. The Purchaser procures that the Seller shall be subrogated to

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all rights that the Company or any member of the Purchaser’s Group has or would otherwise have against that third party.
12.17    Subsequent recovery
If:
(a)    the Seller makes or procures a payment in respect of a Claim (the Damages Payment);
(b)    at any time (even after expiration of the time limit set forth in Clause 12.10) after the making of such payment the Company or any member of the Purchaser’s Group receives any sum other than from the Seller (or any quantifiable benefit) or makes any savings, which would not have been received or made but for the matter or circumstance giving rise to that Claim (the Third Party Sum), and such Third Party Sum was not taken into account in calculating the Damages Payment; and
(c)    the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Company or any member of the Purchaser’s Group concerned, as the case may be, in full for the Loss which gave rise to the Claim in question (such excess, the Excess Recovery), the Purchaser shall, as promptly as reasonably practicable after receipt of the Third Party Sum, repay to the Seller an amount equal to the lower of: (i) the Excess Recovery; and (ii) the Damages Payment.
12.18    Insurance
If, in respect of any matter which would otherwise give rise to a Claim, any member of the Purchaser’s Group is entitled to claim under any policy of insurance including the Warranty Insurance Policy, the amount of insurance monies to which such member of the Purchaser’s Group is entitled shall reduce pro tanto or extinguish that Claim.
12.19    Third Party Claims
Without prejudicing the Purchaser’s recourse under the Warranty Insurance Policy, if a Claim arises as a result of, or in connection with: (i) an Excluded Liability; or (ii) a liability or alleged liability of a member of the Purchaser’s Group (to the extent relating to the Transferring Business) to a third party (a Third Party Claim), then the Seller may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it intends to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:
(a)    the Seller must agree to indemnify the Purchaser and each relevant member of the Purchaser’s Group against all reasonable costs and expenses which they may reasonably incur in taking any such action as the Seller may request pursuant this Clause 12.19(a) and Clause 12.19(b);

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(b)    the Purchaser shall procure that each relevant member of the Purchaser’s Group makes available to the Seller, such persons and all such information as the Seller may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim, to the extent permitted by applicable Law;
(c)    the Purchaser shall procure that each relevant member of the Purchaser’s Group takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may reasonably request, and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed); and
(d)    the Seller must keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably).
12.20    Progress of Third Party Claims
If a Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser must, until the earlier of such time as the Seller gives any notice as contemplated by Clause 12.19 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:
(a)    procure that each relevant member of the Purchaser’s Group consults with the Seller, and takes account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;
(b)    keep, or procure that each relevant member of the Purchaser’s Group keeps, the Seller reasonably informed of the progress of the Third Party Claim and provide, or procure that each relevant member of the Purchaser’s Group provides, the Seller with copies of all relevant documents and such other information in the Purchaser's or such other relevant member of the Purchaser’s Group’s possession as may be reasonably requested by the Seller; and
(c)    procure that no relevant member of the Purchaser’s Group shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).
12.21    Voluntary actions or omissions
(a)    The Purchaser shall refrain from doing, and shall procure that any other member of the Purchaser’s Group shall refrain from doing, any act or thing (other than in the ordinary course of business) which may give rise to a Claim which would not otherwise arise.

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(b)    The Purchaser shall not omit, and shall procure that any other member of the Purchaser’s Group shall not omit, to perform any act or thing which would prevent or reduce a Claim which would otherwise arise.
12.22    Duty to mitigate and right to remedy
(a)    Nothing in this Agreement shall relieve any member of the Purchaser’s Group from its duty under applicable Law to mitigate any Loss incurred by it as a result of any matter or circumstance giving rise to a Claim. The Purchaser undertakes to, and shall procure that all other members of the Purchaser’s Group shall, take all reasonable steps and give all reasonable assistance to the Seller and the Seller’s Group to mitigate any such Loss.
(b)    If the matter or circumstance giving rise to a Claim is capable of remedy, the Purchaser shall procure that the Seller is given a thirty (30) Business Day period during which the Seller has the right (but not the obligation) to remedy the relevant matter or circumstance and the Purchaser shall, without prejudice to the Purchaser’s duty to mitigate the Loss, provide, and shall procure that the relevant member of the Purchaser’s Group shall provide, all reasonable assistance to the Seller and the Seller’s Group to remedy the relevant matter or circumstance.
12.23    Subsequent sale
The Seller and the Seller’s Group shall not have any liability in respect of any Claim arising out of a matter or circumstance affecting any member of the Purchaser’s Group if the Claim Notice given in the terms described in this Agreement in relation to the relevant matter or circumstance is given at a time when the member of the Purchaser’s Group concerned has ceased to be a (direct or indirect) subsidiary of the Purchaser or at a time when the relevant assets to which the Claim relates have ceased to be owned by a member of the Purchaser’s Group.
12.24    Non-application of limitations
The liability exclusions and limitations set out in Clauses 12.9 and 12.10 shall not apply in case of fraud by the Seller.
13.    PURCHASER’S WARRANTIES AND UNDERTAKINGS
13.1    The Purchaser warrants to the Seller that each of the statements set out in Schedule 12 (the Purchaser’s Warranties) is true and accurate at the date of this Agreement (or at such earlier date as is expressly indicated in such statement) and again on the Completion Date.
13.2    The Purchaser shall indemnify the Seller for any Loss incurred by the Seller arising from (without duplication): (a) any breach of the Purchaser’s Warranties; and (b) any Assumed Liability following Completion, in each case excluding any punitive losses, loss of profit, consequential damages, punitive, exemplary or similar damages.
14.    FURTHER ASSURANCES
From time to time following Completion, each Party shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all further conveyances, notices, assumptions, releases, acquittances, deeds, documents and instruments, and shall take such reasonable actions as may be

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reasonably necessary or appropriate to make effective the transactions contemplated by this Agreement and any other Transaction Document as may be reasonably requested by the other Party, provided, however, that nothing in this Clause 14 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following Completion.
15.    ANNOUNCEMENTS AND CONFIDENTIALITY
15.1    Subject to Clause 15.4, the Seller shall (and shall procure that each member of the Seller’s Group, and in respect of the period up to Completion, the Company and its Representatives shall), the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and each such person’s Representatives, shall): (a) not make any announcement concerning the Transaction; and (b) keep confidential the provisions and subject matter of, and the negotiations relating to, this Agreement, the other Transaction Documents and all related documents.
15.2    Subject to Clause 15.4:
(a)    the Purchaser shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this Agreement which relates to the Seller, any other member of the Seller’s Group and, in respect of the period up to Completion, the Company;
(b)    the Purchaser must procure that, if after Completion the Company holds confidential information relating to any member of the Seller’s Group, that the Company after Completion shall keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies; and
(c)    the Seller shall, and shall procure that each other member of the Seller’s Group shall, keep confidential: (i) at any time, all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this Agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and (ii) after Completion, all information which relates to the Transferring Business and the Company.
15.3    Except to the extent specified in such clauses, the provisions of Clauses 15.1 and 15.2 shall apply before, on and after Completion.
15.4    Nothing in Clauses 15.1 and 15.2 prevents any announcement or disclosure of confidential information by the Seller or the Purchaser (the party (Seller or Purchaser) announcing or disclosing confidential information for purposes of this Clause referred to as the Disclosing Party and the other one as the Other Party):
(a)    where such announcement or disclosure is agreed between the Seller and the Purchaser; or
(b)    with the written approval of the Other Party; or
(c)    to the extent required by Law or by any stock exchange, any court of competent jurisdiction or any competent regulatory body, but if the Seller or the Purchaser is so required to make any announcement or disclosure, the Disclosing Party shall promptly notify the Other Party,

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where practicable and lawful to do so, before the announcement is made or disclosure occurs and shall co-operate with the Other Party regarding the timing and content of such announcement or disclosure or any action which the Other Party may reasonably elect to take to challenge the validity of such requirement; or
(d)    to the extent required or requested by any banking, securities, tax or other regulatory, self-regulatory governmental or supervisory authority in the course of any routine examination of the Disclosing Party by such authority, or in response to any request by such authority, that is not targeted at the Seller, the Company or the transactions contemplated by this Agreement; or
(e)    to the extent required to enable any person to enforce its rights under this Agreement and all related documents or for the purpose of any judicial proceedings; or
(f)    to the extent that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors, insurers (including the W&I Insurer), finance providers or bankers but, before any disclosure to any such person, the Disclosing Party must procure that such person is made aware of the terms of this Clause 15 and is instructed to adhere to those terms as if such person were bound by the relevant provisions of this Clause 15; or
(g)    that the information is disclosed by the Seller on a strictly confidential and need-to-know basis to another member of the Seller’s Group (for the avoidance of doubt, including any of its existing major shareholders) or by the Purchaser on a strictly confidential and need-to-know basis to another member of the Purchaser’s Group (for the avoidance of doubt, including any existing or prospective limited partners in funds managed by Digital Colony Management, LLC, DigitalBridge Group, Inc or any of their Affiliates); or
(h)    that the information is in or comes into the public domain (otherwise than as a result of a breach of any undertaking or duty of confidentiality).
15.5    Upon Completion, the NDA shall be terminated and the Parties shall be released from their obligations under the NDA, except in relation to any antecedent breach. Pending Completion, if there is a conflict between the terms of the NDA and the terms of this Agreement, the provisions of this Agreement shall prevail.
15.6    Notwithstanding the provisions of this Clause, the Seller and the Purchaser will agree with each other on the timing of the Seller press release and the Purchaser press release, in each case concerning the Transaction, the agreed forms of which are attached hereto as Schedule 13.
15.7    The restrictions contained in this Clause 15 shall continue to apply after the termination of the Agreement for a period of two (2) years after the Completion Date.
16.    NOTICES
16.1    Any notice or other communication to be given under this Agreement must be in English and in writing and must be delivered in person or sent by post or courier to the Party to whom it is to be given, with a pdf. copy per e-mail to the extent an e-mail address is mentioned or notified, at the following addresses:

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(a)    to the Seller at:

Telenet Group Holding NV
Liersesteenweg 4
2800 Mechelen
Belgium
E-mail: corporategovernance@telenetgroup.be
marked for the attention of: the Legal Department
with a copy to:
Allen & Overy (Belgium) LLP
Tervurenlaan 268/A
1150 Brussels
Belgium
E-mail: hans.kets@allenovery.com
marked for the attention of Hans Kets; and
(b)    to the Purchaser at:
DigitalBridge Investments, LLC
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487 USA
E-mail:LegalNoticesIM@digitalbridge.com
marked for the attention of: Legal Department
with a copy to:
        Latham & Watkins (London) LLP
        99 Bishopsgate, London, EC2M 3XF
E-mail: Brendan.Moylan@lw.com and Ravi.Purohit@lw.com
or at any such other address as may be notified to the other Parties under this Clause 16.1. Any notice or other communication sent by post shall be sent by registered mail requesting a return receipt (if the country of destination is the same as the country of origin) or by overnight courier (if the country of destination is not the same as the country of origin).
16.2    Any notice or other communication shall be deemed to have been given:
(a)    if delivered in person, at the time of delivery; or
(b)    if sent by post or courier, on the second Business Day after it was put into the post or sent by courier.
16.3    In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted, as the case may be, or sent by courier.
16.4    This Clause 16 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

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17.    PAYMENTS
17.1    Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or the Purchaser under this Agreement shall be made in Euro by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:
(a)    if that payment is to the Seller, to such account as the Seller shall, no less than five (5) Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and
(b)    if that payment is to the Purchaser, to such account as the Purchaser shall, no less than five (5) Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.
17.2    If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after, as well as before, judgment) at an annual rate equal to the legal interest rate on that sum, which interest shall accrue from day to day and be compounded monthly.
17.3    If the Purchaser is required by Law to make a deduction or withholding in respect of any sum payable under this Agreement, the Purchaser shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Seller of such additional amount as shall be required to ensure that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
18.    COSTS AND TAXES
18.1    Except as otherwise expressly provided in this Agreement, each Party shall bear its own (and, in the case of the Seller, the Company’s pre-Completion) fees, costs and expenses, including, without limitation, fees and expenses of financial, legal and accounting advisers and other outside consultants, incurred in connection with the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including, in the case of the Seller, all fees, costs and expenses incurred in connection with the implementation of the Partial Demerger and/or the Reorganisation, including any such fees, costs and expenses of the Company incurred post-Completion). For the avoidance of doubt, any Company’s pre-Completion costs included in the Net Debt are deemed to be borne by the Seller.
18.2    The Purchaser shall pay any Taxes (including transfer Taxes, stamp duties and VAT) and any notarial or other fees and costs payable in connection with this Agreement or the other Transaction Documents or their execution, or the transactions contemplated hereby and thereby, excluding any Taxes comprising Excluded Liabilities and/or any income taxes and/or capital gains taxes due by the Seller or any member of the Seller’s Group in connection with this Agreement, the other Transaction Documents or their execution, or the Partial Demerger, the Reorganisation or the Transaction as a

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result of not fulfilling all the conditions set forth in the Tax Ruling. Any Taxes, notarial costs or other fees and costs payable in connection with the Reorganisation shall be borne by the Seller.
19.    WHOLE AGREEMENT
19.1    This Agreement, the other Transaction Documents and all related documents contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement, the other Transaction Documents and all related documents and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions, except for the NDA which will remain in place until Completion subject to the provisions of Clause 15.5.
19.2    Accordingly, the Purchaser acknowledges that in agreeing to enter into this Agreement, the other Transaction Documents and all related documents, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement) made by or on behalf of the Seller or any other member of the Seller’s Group or by any Representative of the Seller or any member of the Seller’s Group before the entering into of this Agreement, the other Transaction Documents and all related documents. The Purchaser waives all rights and remedies which, but for this Clause 19.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
19.3    If and to the extent the applicable Laws provide for more protection to the Purchaser in addition to the provisions of this Agreement (such as additional rights exercisable vis-à-vis the Seller or implied representations and warranties in addition to the Seller’s Warranties), the Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives the right to invoke this additional protection, and the Seller hereby accepts such waiver.
20.    SEVERABILITY
20.1    Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, this shall not affect the validity, effectiveness and enforceability of the other provisions of this Agreement, unless said provision goes to the heart of this Agreement. If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid.
20.2    Except where the invalid, ineffective or unenforceable provision goes to the heart of this Agreement, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.
20.3    In case the matter is not resolved between the Parties in accordance with Clause 20.2 within twenty (20) Business Days, the invalid, ineffective or unenforceable provision shall be replaced through a dispute resolution procedure in accordance with Clause 27.

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21.    ASSIGNMENTS AND TRANSFERS
21.1    Except as provided in this Clause 21 or as the Parties specifically agree in writing, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party.
21.2    The Purchaser may transfer or assign the benefit and the burden (alle rechten en verplichtingen) of (and in the case of Clause 21.2(c), charge or otherwise grant security over) this Agreement, in whole or in part, to, and it may be enforced by:
(a)    prior to Completion, any DB Affiliate, provided (i) that the Purchaser shall only be entitled to the assignment and transfer of all rights and obligations of the Purchaser under this Agreement, (ii) the Purchaser shall remain jointly and severally liable for any breach of the Purchaser’s obligations under this Agreement and (iii) if any assignee or transferee under this Clause 21.2(a) ceases to be a DB Affiliate, any rights and/or obligations under this Agreement which have been assigned or transferred to it shall be assigned or transferred back to the Purchaser;
(b)    following Completion, any member of the Purchaser’s Group including, for the avoidance of doubt, any future member of the Purchaser’s Group, whether or not presently existing and whether or not registered or domiciled outside of the U.S. (provided that (i) if any assignee or transferee under this Clause 21.2(b) ceases to be a member of the Purchaser’s Group, any rights and/or obligations under this Agreement which have been assigned or transferred to it shall be assigned or transferred to another member of the Purchaser’s Group, and (ii) the assignee and assignor or transferee and transferor (as applicable) under this Clause 21.2(b) (from time to time) shall be jointly and severally liable for any breach of the Purchaser’s obligations under this Agreement); or
(c)    any bank or financial institution lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares, by way of security, or any refinancing thereof, provided that such assignment does not increase the Seller’s liability under this Agreement.
21.3    Any such person to whom an assignment or transfer is made under Clause 21.2 may itself make an assignment or transfer as if it were the Purchaser under this Agreement.
21.4    Subject to the assignment restrictions set out in Clause 21.1, the provisions of this Agreement shall be binding on and inure to the benefit of the successors of each of the Parties.
22.    AMENDMENTS AND WAIVERS
22.1    No amendment of this Agreement shall be effective unless it is made in writing and signed by the Seller.
22.2    Except as otherwise provided in this Agreement, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right and remedy under this Agreement.

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22.3    Except as otherwise provided in this Agreement, no waiver shall be effective unless given in writing (including by e-mail) and signed by a duly authorised representative of the Party giving the waiver.
22.4    Any waiver of any term or condition of this Agreement must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable to other circumstances involving the same term or condition or to any other term or condition of this Agreement.
23.    RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT
23.1    Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.
23.2    The rights of each Party under this Agreement:
(a)    may be exercised as often as necessary;
(b)    except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by Law; and
(c)    may be waived only in writing and specifically.
23.3    Delay in exercising or non-exercise of any such right is not a waiver of that right.
24.    NO RESCISSION AND SOLE REMEDY
24.1    Save as explicitly provided in this Agreement, the Purchaser waives its right, if any and whether in whole or in part, to annul or rescind the sale and purchase of the Shares, to annul, rescind or terminate this Agreement, or to request such annulment, rescission or termination after Completion, including on the grounds of error, non-conformity or hidden defects (verborgen gebreken/vices cachés), as well as any action quanti minoris on account of any such defect or on the basis of general provisions of contract Law or any similar provision under any applicable local Law.
24.2    In case of a breach of any provision of this Agreement (including a breach of the Seller’s Warranties), the Purchaser shall have no rights and remedies other than those that are expressly provided for in this Agreement or in the Warranty Insurance Policy. Subject to Clause 11, and without prejudice to the Warranty Insurance Policy, the Purchaser’s sole recourse in respect of this Agreement shall be against the Seller, and shall exclude any recourse against any other member of the Seller’s Group. The Purchaser’s sole recourse in relation to the sale and purchase of the Shares shall be under this Agreement and the Warranty Insurance Policy, and the Seller shall not be liable to the Purchaser otherwise than as expressly stated therein and subject to the limitations set out in Clauses 11, 12 and this Clause 24. Accordingly, the Purchaser waives to the fullest extent permitted by Law all other rights and remedies it may have under Belgian Law (or any other applicable Law) in respect of any breach of this Agreement.
24.3    Without prejudice to Clause 24.2 or the Warranty Insurance Policy, all Claims, obligations, Liabilities, or causes of Action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Documents, or the negotiation, execution, or performance of the Transaction Documentation, may be made only against (and are

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expressly limited to) the entities that are expressly identified as parties in the preamble to the Transaction Documents, as applicable (the Contracting Parties). No person who is not a Contracting Party, including any past, present or future Representative, Affiliate or Representative of an Affiliate of any Contracting Party (the Non-party Affiliates), shall have any Liability for any claims, obligations, Liabilities, or causes of Action, arising under, out of, in connection with, or related in any manner to the Transaction Documents or based on, in respect of, or by reason of the Transaction Documents or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of Action and obligations against any such Non-party Affiliates.
25.    DEPOSIT OF DOCUMENTS
The Parties have arranged for the information disclosed in the Data Room to be saved on one (1) or more USB Sticks (the USB Sticks) of which 6 identical copies have been produced. A statement from the Data Room provider confirming that 6 USB Sticks accurately reflect the content of the Data Room as at the date of this Agreement has been initialled by each of the Seller and the Purchaser at the date of this Agreement for identification purposes. The Seller and the Purchaser shall each retain one (1) copy of the USB Stick.
26.    COUNTERPARTS
This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.
27.    GOVERNING LAW AND JURISDICTION
27.1    Governing Law
This Agreement and all matters and issues that directly or indirectly arise from or are connected to this Agreement, including non-contractual matters, shall be governed by and shall be construed in accordance with the Laws of Belgium, without regard to the conflicts of Laws rules under these Laws.
27.2    Dispute Resolution
All disputes arising out of or in connection with this Agreement (including disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be exclusively and finally settled under the Rules of CEPANI, by three (3) arbitrators whereby the Seller and the Purchaser shall each appoint one (1) co-arbitrator who shall jointly nominate a third arbitrator to act as chair. The Purchaser acknowledges that it has one (1) interest under this Agreement and shall only have the right to one (1) arbitrator between them. The seat of arbitration shall be Brussels and the language of the proceedings shall be English. If, for whatever reason, the proceedings would not be conducted physically in Brussels but virtually, such proceedings shall take place within the normal business hours taking into account the Central European (Summer) Time, as applicable at the time of the proceedings. This Clause 27.2 does not exclude the right of the Parties to ask for interim relief

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before a President of the commercial court of Brussels or any other court having jurisdiction. For the avoidance of doubt, the expedited procedure under article 29 of the rules of CEPANI shall not apply.
27.3    Confidentiality
For the avoidance of doubt, Clause 15 applies in full to the disputes referred to in Clause 27.2.
THIS AGREEMENT has been signed by the Parties (or their duly authorised representatives) in counterparts on the date stated at the beginning of this Agreement.

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SIGNATORIES

On behalf of the Seller

/s/ Mr Erik Van den Enden______
Name: Mr Erik Van den Enden
Title: Proxyholder

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On behalf of the Purchaser

/s/ Jacky Wu______________
Name: Jacky Wu
Title: Vice President

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